EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement on Form F-1 No. 333-163704 of Amarin Corporation plc;
(2)
Registration Statements on Form S-8 Nos. 333-84152, 333-101775, 333-110704, 333-132520, 333-143358, 333-146839, 333-168054, 333-168055, 333-176877, 333-180180, 333-183160, 333-205863, 333-219644, 333-240321, 333-266611, 333-273592, and 333-279022 of Amarin Corporation plc, and
(3)
Registration Statement on Form S-3 No. 333-273591 of Amarin Corporation plc

of our reports dated March 12, 2025, with respect to the consolidated financial statements of Amarin Corporation plc, and the effectiveness of internal control over financial reporting of Amarin Corporation plc, included in this Annual Report (Form 10-K) of Amarin Corporation plc for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Iselin, New Jersey

March 12, 2025